Exhibit 23 (e)(7)DRAFT

SHARE PURCHASE AGREEMENT

Dreman Contrarian Funds, a Delaware statutory trust (the “Trust”), on behalf of its series of shares entitled the Dreman Contrarian International Value Fund (the “Contrarian International Fund”), and Unified Financial Securities, Inc., an Indiana corporation (“Unified”), the Trust’s principal underwriter, hereby agree with each other as follows:

1.          The Trust hereby offers Unified, and Unified hereby purchases, one share (the “Share”) of the Contrarian International Fund for $10.00 per share. The Trust hereby acknowledges receipt from Unified of funds in the total amount of $10.00 in full payment for such Share.

2.          Unified represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

IN WITNESS WHEREOF, the Trust, on behalf of the Contrarian International Fund, and Unified have caused this Agreement to be signed by their duly authorized officers as of this               day of                                  , 2008.

DREMAN CONTRARIAN FUNDS

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Name:	Boris Onefater
Title:	President

UNIFIED FINANCIAL SECURITIES, INC.

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